Exhibit 10.13

May 12, 2003
Mr. Martin Kovacich
Dear Marty:
          Congratulations! On behalf of Sonics, Inc. (“Sonics” or “the Company”), I am pleased to confirm our offer and your acceptance of a position with the Company. This letter further clarifies the terms of your employment with the Company, which will begin on or before June 9, 2003.
          Your title will be Chief Financial Officer and you will report to me. In this position, you will be responsible for Financial Management including financial reporting, treasury and other financial related activities; Legal including contracts and intellectual property; Human Resources; and other administrative activities. This is a full-time position and is exempt from overtime pay.
          You will be paid a base salary of $175,000 per year. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding taxes). In addition, you will participate in the Company’s Management-by-Objective (“MBO”) plan on a prorated basis from the date of your employment. The MBO plan is based on personal performance objectives along with Company sales and business objectives that will be mutually agreed upon between you and your management. An annual target cash bonus of $25,000 has been established for you for the MBO plan and will be prorated over two six month measurement periods ending June 30, 2003 and December 31, 2003. Your actual bonus awards may be higher or lower based upon the achievement level of both personal and Company goals as determined by Sonics’ management and the Board of Directors. Details of the MBO plan will be provided to you upon your commencement of employment with the Company. During the first twenty four pay periods of your employment (payroll payments are made semi-monthly), you will be permitted, at your option, to draw 1/24* of first annual target cash bonus ($25,000) as a non-recoverable advance. If you elect to be advanced any of these semi-monthly amounts, the payment will be made through the regular company payroll process. Any such advances will be credited against subsequent bonuses earned.
          Additionally, you will be provided with a signing bonus in the gross amount of $15,000, subject to appropriate tax withholding. If within one year of your hire date you voluntarily terminate your employment, you agree to repay a pro-rata portion of this bonus based on your date of termination.
          Sonics takes a long-term approach to its investments, and its employees are its most important investment. We believe that stock options are an effective compensation tool to align the long-term interest of Sonics with that of its employees. Therefore, subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 1,000,000 shares of the Company’s Common Stock under the Sonics, Inc. 1997 Stock Incentive Plan, as amended, at an exercise price equal to the fair market value of such Common Stock on the date of grant, as determined by the Company’s Board of Directors. Such option will vest at the rate of 1/8* of the original number of shares subject to the option at the end of the month in which you have completed six full months of employment, and will continue to vest at the end of each month thereafter at the rate of 1/48* of the original number of shares subject to the option (total vesting occurs over 48 months). Vesting will depend on your continued full-time employment with the Company.
          As Chief Financial Officer, upon commencing employment with Sonics you will be provided with a Change of Control Agreement, stating that in the event that the Company is acquired and, as a result, your employment is terminated without cause or constructively terminated by the acquiring company during the one year period following such acquisition, you shall be entitled to receive continued base salary for a period of three months from the date of your
2440 W. El Camino Real
Suite 600
Mountain View
California 94040-1499
ph: 650.938.2500
fx: 650.938.2577
www.sonicsinc.com

termination and immediate vesting of 50% of the then unvested remaining shares of the 1,000,000 share grant provided above.
          In the event that your employment is terminated for reasons other than a change of control and without cause, you shall be entitled to receive continued base salary for a period of three months from the date of your termination.
          You will be entitled to receive benefits and vacation leave as generally made available to similarly-situated employees. Like all Company employees, you will be required to sign the Company’s Employee Proprietary Information and Inventions Agreement.
          We sincerely hope that you accept this offer of employment and are looking forward to your joining Sonics. While we anticipate a long and mutually beneficial relationship, our employment relationship shall be “at-will.” You may terminate your employment with Sonics at any time and similarly, we may alter, modify, or terminate this employment relationship with you at any time, with or without cause.
          This offer for employment is contingent upon passing an authorized background check. Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification.
          Again, let me indicate how pleased we are to extend this offer and how much we look forward to working together. This offer will remain valid until May 19, 2003. Please indicate your acceptance by signing and returning a copy of this letter.
Very truly yours,

SONICS, INC.	Agreed to and Accepted by:

/s/ Grant A. Pierce	Signature:	/s/ Martin Kovacich Martin Kovacich
President & CEO	Start Date:	June 9, 2003
440 E1 Camino real • Suite 600 • Mountain View • callfornia 94040 — 1499 • ph 650.938.2577 • www.sonicsinc.com